Exhibit 99.2

Statement of Jim Hartman

Chairman and CEO of Enpath Medical, Inc.

February 18, 2004

Welcome to the Enpath Medical fourth quarter and 2003 conference call.  Thank you for joining us today.  I am Jim Hartman, Chairman and Chief Executive Officer of Enpath Medical.  My comments today will contain forward-looking statements that involve risks and uncertainties.  Any number of factors could cause our results to vary from those that may be anticipated by some statements made today.  You should read our press release issued this morning and our SEC filings, specifically our Joint Proxy Statement and Prospectus dated September 12, 2003, that was mailed to shareholders in connection with our acquisition of Biomec Cardiovascular, for a listing of some of the factors that could cause results to differ materially.

This is our first conference call as Enpath Medical and as the merged business of the former Medamicus, Inc. and Biomec Cardiovascular, Inc. that occurred on October 23, 2003.  I am pleased to report that the combination of our two businesses is going extremely well.  Joining me on the call today is Vince Owens, formerly President and CEO of Biomec Cardiovascular (“BCI”) and now President of the Lead Technologies Division of Enpath Medical.  Also with me is Mark Kraus, who has served as the head of our current business operations since 1999 and Chief Operating Officer since 2001, and is now President of our Delivery Systems business unit.

During my remarks today I will highlight certain aspects of our fourth quarter and year-end financial results, review the key growth opportunities we see in our future, and provide our outlook and guidance for the upcoming year.   Following these remarks, we will open the call to your questions Mark and Vince will assist me during the Q & A session in answering questions regarding their respective divisions' activities.

I want to preface my comments on our fourth quarter results by calling attention to the fact that we have combined the results of our newly acquired business with those of our existing business commencing October 23, 2003.  We have also made certain accounting entries in accordance with Generally Accepted Accounting Principles related to the allocation of the purchase price of BCI.  These two events have added some complexity to our comments on variances when compared to the previous year, so if our explanations seem complicated, it’s because they probably are.  As I refer to our two businesses, I will use the name Delivery Systems Division or Delivery Group or business to indicate the former Medamicus and the Lead Technologies Division or Leads group or business to refer to the recently acquired Biomec Cardiovascular.

Fourth quarter revenues were $6.5 million, compared to $4.7 million in the fourth quarter of 2002, a 41 percent increase.  Approximately $2.5 million of our fourth quarter sales were attributable to sales of the Lead Technologies Division.  Sales at the Delivery Systems Division declined approximately $600,000 in the fourth quarter when compared to the previous year.  This decline was the result of a reduction of over $900,000 in advanced delivery sales related to the termination of the supply arrangement with Medtronic for Left Ventricle Lead Delivery Systems partially offset by $300,000 of new introducer and safety needle sales.

For the year, our sales increased 10% from $17.9 million to $19.6 million.  As previously mentioned, $2.5 million of the $19.6 million came from our new Lead Technologies Group.  Sales for the Delivery Group declined for the year by approximately $800,000.  Sales to Medtronic for the LVLDS kits in 2003 declined by over $3 million.  This decline was partially offset by $1.4 million of new introducer sales, a 12% increase over 2002, $400,000 of new safety needle sales, a three-fold increase over 2002 and $400,000 of additional contract and engineering services revenue.  Our expectations at the start of 2003 were that we would replace all of the lost

LVLDS revenue and more with the introduction of the FlowGuard valved introducer.  As discussed in previous conference calls and press releases, we voluntarily stopped manufacturing the FlowGuard shortly after its introduction in April 2003 to repair a design issue. Today we received clearance from the Food and Drug Administration to resume marketing the FlowGuard and we expect to commence shipping yet this month.

Total 2003 sales at the Lead Technologies Division increased 150% to $10.5 million compared to $4.2 million in 2002, although only $2.5 million of these sales are included in our 2003 results.  The increases were attributable to sales of the proprietary epicardial lead into the rapidly growing cardiac resynchronization therapy market, commonly referred to as CRT, for treating congestive heart failure, as well as significant growth in packaging accessories for one of the three largest pacing companies.

For the fourth quarter we reported a loss of $1.2 million or $.22 per diluted share compared to net income of $873,000 or $.18 per diluted share in the fourth quarter of 2002.  The loss in the fourth quarter was the result of a $2.7 million, one-time research and development expense write-off related to the acquisition of BCI.  Under generally accepted accounting principles, because we expense R & D costs as incurred, we were required to write off any portion of the purchase price attributable to BCI’s in-process research and development projects.

For the year 2003 we reported net income of $309,000 or $.06 per diluted share compared to net income of $2.9 million or $.57 per diluted share in 2002.  Obviously the $2.7 million one-time research and development write off was a major element of our 2003 results.  We also experienced lower sales and lower margins in 2003 in the Delivery Systems Division brought about by the replacement of the LVLDS revenue with new products that had lower gross margins due to their early stage in the production cycle.  The removal of the FlowGuard product was costly to our bottom line due to the lost revenue and the write-off of scrapped inventory.

Our gross margins for the fourth quarter were 37.4% compared to 48.0% in the fourth quarter of 2002.  Primary contributors to the lower margins were the inclusion of the Lead Technologies margins whose sales are still strongly weighted towards packaging and contract manufacturing at lower margins, and the loss of the Delivery Group’s high margin LVLDS revenue.  For the year ended December 31, 2003, our gross margins were 40.7% compared to 47.0% in 2002.  In addition to the factors impacting the fourth quarter gross margins, taking the FlowGuard off the market was detrimental to our 2003 gross profit.

Our research and development activities, exclusive of the $2.7 million write-off in the fourth quarter, increased to 12% of overall sales in the fourth quarter and to 10.1% for the year 2003 compared to 9.1% and 9.3% respectively in 2002.  This is a trend that is likely to continue for the first two quarters of 2004 as we accelerate work on advanced delivery systems projects along with substantial expenditures to complete development and obtain FDA approval of the new steroid epicardial lead at the Lead Technologies Group.

Sales and marketing expenses for the quarter were $378,000 or 5.8% of sales compared to $122,000 or 2.6% of sales in the fourth quarter of 2002.  For the year, sales and marketing expenditures were 5.2% of sales in 2003 compared to 3.0% in 2002.  We made a strategic decision at the start of 2003 to expand our sales and marketing activities to assure the successful launch of new products, increase the sales of our core product line, and broaden the physician relationships that are the primary pipeline of our new product ideas.

General and administrative expenses were 11% of sales in the fourth quarter compared to 9% in the fourth quarter of 2002.  For the year, G & A expenses totaled 10.5% of sales compared to 9.8% in 2002.  These increases were primarily attributable to investor relations expenditures, Sarbanes-Oxley compliance, integration costs and insurance increases.  In September, we hired EVC Group, an investor relations firm, to assist us in effectively describing and communicating the attributes of our new company.  Sarbanes-Oxley is, and will continue to be, costly legislation for companies and shareholders alike where the sins of a few are being paid for by many.  Health insurance premiums, product liability insurance and Directors and Officers insurance have all increased at double-digit rates in 2003.

Our interest income has turned into interest expense in 2003 as we used our cash reserves plus the proceeds of a $5 million term loan to fund the acquisition of Biomec Cardiovascular.

As we discussed in our press release of January 22, 2004, approximately $6 million of the BCI purchase price was allocated to identifiable intangible assets that will be amortized over their estimated lives ranging from five to thirty years.  As a result, we will incur an annual charge to earnings of approximately $610,000 per year for the next six years and then lesser amounts in future years.  The amortization will result in an annual charge to cost of goods sold of approximately $215,000, to SG&A of $135,000 and to research and development of $260,000.  Approximately $100,000 of this amortization was allocated on a pro rata basis to these categories in the fourth quarter of 2003.

The first contingent payment related to the Biomec acquisition will be $3,032,000.  It will be paid 40% in cash and 60% in stock and is due on March 31, 2004.  The stock price used to determine the number of shares to issue is $13.62, as provided for in the Purchase Agreement.  Therefore, we will issue approximately 133,600 shares to Biomec on March 31, 2004, and pay just over $1.2 million in cash.  A second contingent payment is due to Biomec on March 31, 2005.  We currently estimate that payment will be in a range of $6 million to $10 million and it can also be made in a combination of cash and stock.

Our acquisition of Biomec Cardiovascular has transformed our company.  Two years ago we legitimately participated in two markets, the venous introducer market with a potential of $50 million and guidewire introducer safety needle market with an opportunity of approximately $45 million, but which at that time was still several years away from materializing.  Today we participate in markets exceeding $400 million growing to over $800 million in the next four years.  The work of the Delivery Systems Division to develop expertise in advanced introducers that can be articulated to gain access to locations in the body never before accessed percutaneously through the body’s vasculature, has opened up a $50 million market today, but one that we believe can grow into a $275 million plus market over the next four years.

The market opportunities for the Lead Technologies group are substantial.  Lead wires for electrical stimulation are a billion dollar market of which the technology owned by the Leads group allows us to participate in approximately $250 million of that opportunity.  With one of only two lead wires in the market used for epicardial placement when conducting cardiac resynchronization therapy for congestive heart failure, the Leads group participates in one of the fastest growing segments of cardiac rhythm management.  We also have technology and expertise that has allowed us to develop relationships with a number of companies working on deep brain stimulation and other applications in the rapidly emerging neuro-stimulation markets.  By the year 2007, we anticipate the market opportunity for our Lead Technologies Division to have grown from $250 million to more than $470 million.

As I mentioned earlier, the integration of our two businesses is going very well.  Biomec Cardiovascular came into our organization with a strong management team already focused on the key objectives they needed to accomplish to take advantage of the opportunities in front of them.  We are developing a joint marketing strategy for working with the big three cardiac rhythm management companies.  We have planned our joint participation in the national and international shows to exhibit our broader array of products and the combined capabilities of leads plus delivery systems to potential customers.

We also changed our name.  Enpath Medical Inc. represents a name that came from a combined team effort that signifies the core mission of our business, “creating pathways to enable the delivery of essential medical therapies”.   We maintained the professional appearance that Biomec Cardiovascular had developed over the past year to reposition itself for the new opportunities ahead, and are now incorporating that look into our web sites and marketing literature.

The most critical activities at both Divisions in 2004 will be in product development.  The Leads Group has three key product opportunities that could be contributors to revenue in late 2004 and most certainly will be in 2005.  The first is to gain approval for placing an anti-inflammatory steroid on the electrode of the epicardial lead to reduce scar tissue and thus improve conductivity and performance of the lead.  The second is to introduce a steerable placement tool for the epicardial lead that should greatly simplify and expedite the procedure for the physician.  Finally, the Leads R & D staff is working on the design of a new adaptor that will comply with the new universal connector standards for pacemakers and pacing lead wires that we expect will be implemented by the European community in late 2004 or early 2005.  The new connector standard called IS-4 will result in a number of new opportunities to connect IS-1 pacing lead wires to pacemakers with IS-4 receptacles.

The approval process for the anti-inflammatory steroid lead is significant.  FDA approval requires the more rigorous PMA path, although we are not required to conduct human clinical trials in this case.  Still, extensive animal studies and other testing procedures must be provided that prove the safety and efficacy of this product.  The costs of those studies and consulting expertise to finalize the process will increase our R & D costs significantly in the first half of the year.

At the Delivery Systems group, the primary development activities will focus on our partnering relationships with numerous companies that have contracted with us to develop advanced delivery systems for their particular therapies.  We are working on systems that could deliver therapies for septal defect repair, atrial fibrillation, mitral valve repair and a number of other projects with significant market opportunities.  We anticipate that a few of these projects will become commercial products late in 2004, but the majority are more likely 2005 products due to the more rigorous regulatory approval process that our partners must utilize.  We are also working on our own proprietary offering of steerable introducers that we will get FDA approved.  This product will have application in a number of interventional procedures and reducing the time to market for some of our new customers.

The Delivery Systems group, after receiving FDA clearance today, will be re-launching the FlowGuard product in the first quarter and are also working on a unique safety needle/introducer combination for peripheral access that has resulted in a long-term supply arrangement with the market leader in this field.  We expect that product to launch in the third quarter.  Safety needle sales that grew from $180,000 in 2002 to $600,000 in 2003 with the introduction of the product in Medtronic kits, should get another substantial boost from our alignment with Cook, Incorporated to begin marketing our safety needle in individually pre-packaged pouches for sale to hospitals.  This effort will expose the needle to the previously unpenetrated and larger arterial access market.

Now I will attempt to pull all of these pieces together to provide some guidance for 2004.  We expect our sales will increase between 70-80% in 2004 when compared to the $19.6 million achieved in 2003.  This growth includes a full year of the Leads group compared to just two plus months in 2003.  The growth also includes revenue from the re-release of the FlowGuard product, the Safety PICC introducer, and the continued increase in sales of our epicardial lead related to the rapid growth of the cardiac resynchronization market.  Sales at the Leads group should accelerate in the second half of the year when the new steroid lead and placement tool should be ready for sale in Europe.

We expect our gross margins in 2004 to range between 40% and 44%.  The Leads Group should improve its margins from the mid-30% range to near 40% as their mix of proprietary products to contract manufacturing improves.  Margins at the Delivery Systems group should improve with the re-launch of the higher margined proprietary FlowGuard product and improved efficiencies from higher production levels.

Research and development activities will increase substantially in the first half of 2004 to as much as 14-16% of sales as we complete the development and FDA approval process of the steroid lead.  For the second half of the year, R & D activities should approximate more closely the 10-11% of sales that represents our long-term target.  We expect selling, general and administrative expenses to be slightly higher than our target of 15% of sales in the first half of the year but fall below that level in the second half as sales growth accelerates.  As previously discussed, the amortization of identifiable intangibles will impact gross margins, selling expenses and research and development costs and have been factored into our guidance.

We expect to use a tax rate of approximately 32% for 2004 as we take advantage of research and development tax credits.  Our outstanding shares after the issuance of the 135,000 shares on March 31, should approximate 5,850,000 with an additional 350,000 related to outstanding stock options resulting in shares of approximately 6.2 million on a fully diluted basis.

In summary, we anticipate net income in the first half of the year to fall short of earnings achieved in the same quarters last year due to the higher research and development costs at both groups, but particularly the Lead Technologies Division.  In the second half of the year, sales and net income should increase significantly as sales from new product releases take hold and research and development expenditures return to more typical levels.

Our cash situation is strong.  We may utilize a small portion of our line of credit to make the March 31 contingent payment but we are cash flowing at a positive rate and anticipate being out of the credit line later in the year.

 Enpath Medical starts 2004 as one of the leading developers and manufacturers of delivery systems and lead technologies to other medical device companies.  We have market opportunities that are 50 percent greater than we had six months ago.  We have a broader customer base and much less dependence on any one customer.  Our product offering is one of the strongest in the pacing accessory field.  We are again participating in one of the highest growth areas in cardiac rhythm management, the treatment of congestive heart failure through resynchronization therapy.  By virtue of being 50 percent larger, more profitable, participating in rapidly growing markets, having a strong intellectual property portfolio, and being aligned with market leaders, Enpath Medical, Inc. (symbol: NPTH) should be an attractive company for all investors.

Thank you for listening today.  Mark Kraus, Vince Owens and I are now ready to entertain your questions.